UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 18, 2014
(March 18, 2014)

Exact Name of Registrant as Specified
Commission	in Charter, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
(505) 241-2700

001-06986	Public Service Company of New Mexico	85-0019030
(A New Mexico Corporation)
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
(505) 241-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Background. As has been previously reported, Public Service Company of New Mexico (“PNM”), a wholly owned subsidiary of PNM Resources, Inc., leases interests in Units 1 and 2 of the Palo Verde Nuclear Generating Station (“PVNGS”) under arrangements entered into in 1985 and 1986 that are accounted for as operating leases. There are currently eight separate lease agreements with eight different trusts whose beneficial owners are four different institutional investors.

The four leases relating to Unit 1 have been previously extended so that they will expire on January 15, 2023. Four leases, which relate to interests in PVNGS Unit 2 (the “Unit 2 Leases”), will expire on January 15, 2016. Under the terms of each of the Unit 2 Leases, PNM has the option to renew the lease at a fixed rate set forth in the Unit 2 Lease for two years beyond the termination of the original lease term. The option period on one of the Unit 2 Leases may be further extended for up to an additional six years (the “Maximum Option Period”) if the appraised remaining useful life and fair value of the leased assets are greater than parameters set forth in that lease. If PNM elects to extend any of the Unit 2 Leases, it will have the option to purchase the leased assets at fair market value at the end of the extended lease term, but does not have a fixed price purchase option.

Each Unit 2 Lease provides that no later than three years prior to the expiration of the Unit 2 Lease, PNM must give notice to the lessor if it wishes to “retain” the leased assets (but without specifying whether it would purchase the leased assets or extend the lease) or “return” the leased assets to the lessor. Furthermore, each Unit 2 Lease provides that, if PNM gives notice to “retain” the leased assets, PNM must give notice as to which of the purchase or renewal options it will exercise no later than two years prior to the expiration of the Unit 2 Lease. The elections PNM makes under each of the Unit 2 Leases are irrevocable and are independent of the elections made under the other Unit 2 Leases.

On January 9, 2013, in accordance with the notice provisions, PNM notified each of the lessors of the Unit 2 Leases that PNM would “retain” the assets leased under that Unit 2 Lease upon the expiration of the basic lease term on January 15, 2016. PNM was required to specify by notice to each of the lessors by January 15, 2014, which of the alternatives it would select, that is, whether on January 15, 2016 it would extend each Unit 2 Lease or purchase the leased assets.

On December 30, 2013, in accordance with the notice provisions, PNM notified the lessor of the Unit 2 Lease that is subject to the Maximum Option Period provision that PNM would exercise the renewal option for the Maximum Option Period. The generating capacity held under that lease is approximately 10 megawatts (“MW”).

On January 13, 2014, PNM provided notices to each of the lessors under the other three Unit 2 Leases, which are not subject to the Maximum Option Period provision, that PNM would exercise the fair market value purchase option under the terms of each of those leases. The total generating capacity held under those leases is approximately 64 MW. Following those notices, the fair market value of the leased assets under each of the leases is to be determined by negotiation between the parties, or, if the parties are unable to agree on the fair market value, then the fair market value will be determined under the appraisal procedure specified in each of the leases. On February 25, 2014, PNM entered into a letter agreement with the lessor under one of the Unit 2 leases, specifying the fair market value of the approximately 31 MW of generating capacity subject to that lease.

Current Development. PNM and PV2-PNM December 35 Corporation, the current Owner Participant of a 0.7933333% undivided ownership interest in PVNGS Unit 2 and a 0.2644444% undivided ownership interest in certain PVNGS common facilities, reached an agreement as to the terms and conditions of the lease amendment that would implement the extension of the term of the lease through the agreed upon Maximum Option Period, January 15, 2024, and would provide for certain casualty values during the extended lease term in accordance with the lease terms. Amendment No. 2 to the Facility Lease dated December 15, 1986, as heretofore amended, between U.S. Bank National Association, not in its individual capacity, but solely as Owner Trustee under a Trust Agreement, dated as of December 15, 1986, with PV2-PNM December 35 Corporation, Lessor, and PNM, Lessee, was signed on March 18, 2014.

The current semiannual lease payment for this Unit 2 Lease is $1,636,280, which would be reduced to $818,140 for the semiannual lease payment during the Maximum Option Period. The PVNGS Capital Trust, which is consolidated by PNM, previously purchased and now holds the lessor notes that were issued by the lessor in conjunction with this Unit 2 Lease. A portion of the current lease payments for this Unit 2 Lease is returned in cash to PNM from the PVNGS Capital Trust with funds from the principal and interest payments on the lessor notes attributable to this lease. Such lessor notes, which currently have an outstanding aggregate principal amount of $3,826,000, will be fully paid at the end of the basic lease term on January 15, 2016. In addition, a portion of the Unit 2 lease payment is remitted to PNM and the other owner of the PVNGS Capital Trust as a return on and return of their investment in the trust, which payments will cease with respect to this Unit 2 Lease when such lessor notes are fully paid. Accordingly, such lessor notes and such payments related to the PVNGS Capital Trust will have no cash flow or earnings impact to PNM after January 15, 2016.

Exhibit. A copy of Amendment No. 2 is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number        Description

10.1
Amendment No. 2 dated as of March 18, 2014, to the Facility Lease dated December 15, 1986, as heretofore amended, between U.S. Bank National Association, not in its individual capacity, but solely as Owner Trustee under a Trust Agreement, dated as of December 15, 1986, with PV2-PNM December 35 Corporation, Lessor, and PNM, Lessee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
PUBLIC SERVICE COMPANY OF NEW MEXICO

(Registrants)

Date: March 18, 2014	/s/ Terry R. Horn
Terry R. Horn
Vice President and Treasurer
(Officer duly authorized to sign this report)

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